               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    THE R.O.C. TAIWAN FUND
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[THE R.O.C. TAIWAN FUND LETTERHEAD]

                                                                    June 3, 2003

Dear R.O.C. Taiwan Fund Shareholder:

    By now you should have received our proxy statement and WHITE proxy card for the Annual Meeting of The R.O.C. Taiwan Fund (the 'Trust') scheduled for June 24, 2003. You may also soon receive proxy materials from a dissident shareholder, Laxey Partners Limited ('Laxey'), together with a gold proxy card. Laxey is asking you, our shareholders, to withhold authority for the election of three Trustees, to vote for the open-ending proposal (which the Board of Trustees opposes but is required to present for shareholder consideration by the Trust's organizing documents) and to support Laxey's own 'shareholder proposal' to terminate the Trust's investment advisory contract with International Investment Trust Company ('IIT').

    YOUR BOARD OF TRUSTEES BELIEVES THAT LAXEY IS TRYING TO FORCE THE TRUST TO USE YOUR ASSETS TO GIVE LAXEY A QUICK PROFIT AT THE EXPENSE OF LONG-TERM SHAREHOLDERS. How? By taking advantage of the tendency of virtually ALL closed-end country funds to trade at a discount to their net asset value ('NAV').

    WE URGE OUR SHAREHOLDERS TO CONSIDER THE FOLLOWING:

     IIT has been the investment adviser of the Trust from the inception of the Trust as a New York Stock Exchange-traded closed-end fund in 1989. Since then, IIT has become the largest securities investment trust enterprise in Taiwan in terms of assets under management.

     The Trust has outperformed the Taiwan Stock Exchange Index in four of the last five calendar years. Michael Ding, currently the President of both the Trust and IIT, began managing the portfolio of the Trust in 1999.

     As of the close of trading on May 30, 2003, the shares of the Trust traded at a discount to NAV of only 6.30%. This discount compared favorably with almost every other 'country fund' traded on the New York Stock Exchange.

    ON THE OTHER HAND:

        LAXEY DOESN'T CARE that our shareholders have told us again and again that they want the Trust to continue to be available as a vehicle for investing in Taiwan and China.

        LAXEY DOESN'T CARE that the Trust's efficiency as an investment vehicle would suffer if the Trust is required to dissipate its assets so Laxey can get what it wants.

        LAXEY DOESN'T EVEN CARE if its actions would ultimately force the Trust to liquidate.

    WHY? Because Laxey cares only about Laxey.

                      WHO IS LAXEY AND WHAT DO THEY WANT?

    Laxey is an Isle of Man company that was formed in 1998 and acts as the investment manager for a group of arbitrage funds. The co-owners, Colin Kingsnorth and Andrew Pegge, have an extensive track record of seeking to line their own pockets by attacking funds that trade at a discount. Perhaps the Laxey agenda was best described in a British newspaper, which after noting that 'the [Laxey] group makes money by agitating for change' and citing the assessment by one Laxey analyst that '[Laxey] throw[s] the brick first and then they talk about it,' quoted a market observer as follows: '[LAXEY] SAY[S] THEY ARE INTERESTED IN CORPORATE GOVERNANCE, BUT ALL THEY ARE AFTER IS POUNDS, SHILLINGS AND PENCE. EVEN IF THEY DON'T SUCCEED IN A BREAK-UP, THEY WILL TAKE THE GET-LOST MONEY.' (The Times, June 7, 2002.)

    Laxey's usual scheme begins by identifying a fund that is trading at a discount to NAV and then buying a substantial portion of the fund's outstanding shares. Laxey then introduces 'shareholder proposals' that it claims are in the best interests of all shareholders, but actually are designed either to bring about a liquidation of the fund or, at the very least, to provide a means for Laxey to sell quickly at less of a discount than when they bought. And guess who gets most of the benefit? Laxey, of course, and its own group of funds. ULTIMATELY, LONG-TERM INVESTORS ARE LEFT WITH DISRUPTED INVESTMENT STRATEGIES WHILE LAXEY LURKS AWAY IN SEARCH OF A NEW VICTIM.

    Laxey's investment contract termination proposal has NOTHING to do with the actions or performance of the Trust's investment adviser. THE TRUST IS MERELY A TARGET OF OPPORTUNITY FOR LAXEY, and Laxey doesn't care whether there are other publicly available U.S. vehicles to invest in Taiwan that aren't closed-end funds (there are not), whether the Trust's shareholders believe it feasible to develop the expertise they would need to invest in Taiwan on their own (we believe most do not) or whether general market trends have had the effect of lumping the Trust together with other country funds whose rationale for using a closed-end format may not be so compelling (which we believe is the case). LAXEY JUST WANTS TO TAKE YOUR MONEY AND RUN.

    Laxey recently accumulated about 12.3% of the Trust's shares. In fact, they haven't been holders for even a year. In a typical maneuver, Laxey first made a filing with the SEC last September that is only permitted for a passive investor that wants to participate in a fund's long-term success. As it customarily does in such circumstances, the Trust's management called Laxey and arranged a meeting (at Laxey's offices) with Colin Kingsnorth to talk about the Trust's investment policies and solicit Laxey's views, and then followed up seeking further conversations. Although that meeting was friendly (perhaps because Mr. Kingsnorth sent his underlings and did not bother showing up himself), Laxey's kingpins subsequently appear to have fired the director who met with representatives of the Trust. Then in January, without further communication, Laxey lobbed in its proposal to terminate the Trust's management arrangements and switched to the kind of SEC filing used by raiders -- which, the Trust believes, Messrs. Kingsnorth and Pegge misleadingly failed to use in the first place. NOW, IN ITS PRELIMINARY PROXY STATEMENT, LAXEY CLAIMS THAT NO ONE FROM THE TRUST HAS EVER ATTEMPTED TO MEET WITH LAXEY OR SOLICIT ITS VIEWS. (For more details about this and other myths that Laxey wants you to believe, see the insert accompanying this letter.)

    Your Board, however, was not surprised by Laxey's decision to launch this proxy contest. After all, Laxey's tactics in dealing with the Trust have, from the outset, been in step with the raiding and looting tactics that Messrs. Kingsnorth and Pegge have employed with other funds -- each time under the guise of wanting to reduce or eliminate the typical closed-end fund discount between the NAV of a fund's shares and the shares' trading price.

    PLEASE TELL LAXEY'S LOOTERS THAT THEIR SCHEME WON'T WORK ON YOUR TRUST -- SUPPORT YOUR BOARD ON THE ENCLOSED WHITE PROXY CARD.

                     THE TRUST'S ADVISER SHOULD BE RETAINED

    YOUR BOARD STRONGLY AND UNANIMOUSLY BELIEVES THAT TERMINATING IIT'S INVESTMENT ADVISORY CONTRACT WITH THE TRUST WOULD NOT BE IN YOUR BEST INTERESTS. The Board, including all of the independent Trustees, reviews the terms of the Trust's agreement with IIT annually and the Trust's investment performance every quarter. Those reviews include, among other things, assessments of (1) the performance of the Trust as compared to the performance of the Taiwan Stock Exchange Index (the 'TAIEX') and certain other funds, (2) the qualifications and experience of IIT's investment personnel, (3) the fees the Trust pays to IIT, in comparison to fees charged by other advisers managing comparable closed-end funds, together with the appropriateness of any profit earned by IIT through its management of the Trust's portfolio, and (4) the Trust's overall expenses, in comparison to the expense ratios of other comparable closed-end funds. In the Board's view:

     The Trust's performance has been solid, outperforming the TAIEX in four of the last five calendar years, and was better still in local currency terms (because the New Taiwan Dollar generally fell against the U.S. Dollar during the period). On a cumulative basis for that five-year period, the Trust slightly outperformed the TAIEX in local currency terms, but underperformed the TAIEX after translation into U.S. Dollars.

     IIT is working vigorously to implement the Trust's sharpened focus on Taiwanese companies having substantial investments in China.

     IIT is continuing to work diligently with the Board (at IIT's expense) to increase awareness about the Trust through shareholder and market communications, as well as meetings with securities analysts and market professionals.

     Terminating the Trust's investment advisory contract with IIT would cause the Trust to incur substantial expenses by requiring the Board to attempt to find, and then have shareholders approve, a suitable new investment adviser (or, alternatively, by requiring the Trust to become a self-managed fund), and would likely give rise to a period of operating uncertainty that could substantially harm the future performance -- and even the continuing viability -- of the Trust.

    ACCORDINGLY, WE URGE YOU TO DISCARD ANY GOLD PROXY CARD THAT YOU MAY RECEIVE AND TO RETURN ONLY THE WHITE PROXY CARD INCLUDED WITH THIS LETTER.

                  DON'T BELIEVE LAXEY'S ATTEMPT TO TAKE CREDIT
                           FOR NARROWING THE DISCOUNT

    As is noted in the Trust's proxy statement, the average daily discount at which the Trust's shares traded in relation to their NAV during 2002 was 14.95%. For the period from January 1, 2003 through May 16, 2003 (the last day of the week before the Trust's proxy statement was mailed to our shareholders), that average discount fell to 10.77%. As is also noted in the Trust's proxy statement, the discount was 7.47% as of the close of trading on May 16, 2003. As of the close of trading two weeks later, on May 30, 2003, the discount was 6.30%.

    Because these facts contradict Laxey's central premise that the Trust is being mismanaged by a board and an investment adviser who have no concern for maximizing shareholder value, Laxey would have you believe that any recent narrowing of the discount is solely attributable to public knowledge concerning Laxey's intention to submit its termination proposal at the Annual Meeting. But the Trust had publicly announced in mid-January that it did not believe it was required to present Laxey's termination proposal for a shareholder vote, and in mid-February the Trust publicly announced that it did not intend to do so because it does not believe Laxey's proposal is in the best interests of the Trust or our shareholders. Moreover, for the reason explained in the accompanying insert and in the Trust's proxy statement, it was not until very recently that the Board determined that it would allow Laxey to present its termination proposal at the Annual Meeting. That determination became a matter of public knowledge less than two weeks ago. YET THE DISCOUNT FIRST BEGAN FALLING BELOW 10% ON A CONSISTENT BASIS BACK IN LATE MARCH!

    It is nearly impossible to attribute the fluctuations in the discount or premium at which a closed-end fund's shares trade to any one factor, but Laxey (of course) would have you ignore that elementary fact. On the other hand, your Board believes -- and is not afraid or unwilling to acknowledge -- that the narrowing of the discount has been the result of several factors, not all of which are or will ever be attributable solely to actions taken by the Board or that otherwise are within the Trust's control. The Board believes that among the factors contributing to the recent favorable trend of the Trust's discount are the actions taken by IIT since October 2002, at the Board's direction, to increase public awareness of the focus of the Trust's adjusted portfolio strategy on companies trading in Taiwan whose business is becoming increasingly integrated with the economy of China.

    IN SUM, IIT HAS DELIVERED SOLID INVESTMENT RESULTS UNDER FREQUENTLY DIFFICULT MARKET CONDITIONS, AND YOUR BOARD EXPECTS THAT IIT WILL WORK HARD IN AN EFFORT TO CONTINUE TO DO SO IN THE FUTURE. YOUR BOARD ALSO WILL CONTINUE TO DO WHAT IT CAN TO ATTEMPT TO REDUCE THE DISCOUNT IN WHAT IT BELIEVES TO BE A PRUDENT MANNER, SO THAT ALL OF THE TRUST'S SHAREHOLDERS CAN BENEFIT.

    We regret that Laxey appears to have decided to launch this opportunistic contest and that our shareholders may feel inconvenienced by any mailings or telephone calls they receive. YOUR BOARD BELIEVES, HOWEVER, THAT THE FUTURE OF YOUR FUND IS WORTH FIGHTING FOR. With our Annual Meeting only three weeks away, it is more important than ever that shareholders participate by voting their proxies for this crucial meeting. Again we urge all shareholders to discard any gold proxy card and to support your Board by voting 'FOR' the election of Trustees, 'AGAINST' the conversion proposal and 'AGAINST' the Laxey proposal on the enclosed WHITE proxy card.

    If you have any questions or need assistance in voting your WHITE proxy card, please call our proxy solicitors, MacKenzie Partners, Inc., Toll-Free at
(800) 322-2885.

    We thank you for your continuing support and for your attention to this important matter.

                                          Sincerely,

                                          Your Board of Trustees

                        ADDITIONAL IMPORTANT INFORMATION

    The Trust and its Trustees and executive officers may be deemed to be participants in the solicitation of proxies from the Trust's shareholders with respect to the matters described above. Information regarding the Trustees and executive officers of the Trust, and their ownership of shares of the Trust, is set forth in the Trust's proxy statement for its 2003 Annual Meeting of Shareholders. The shares of the Trust identified in the proxy statement as being beneficially owned by Alex Hammond-Chambers, an independent Trustee of the Trust, were purchased on January 30, 2003. Shareholders are urged to read the proxy statement, which also contains other important information. To the extent that any individual or publication is quoted in this letter or the accompanying insert, the Trust has used reasonable efforts to verify the source and accuracy of the quote but has not sought or obtained the consent of the quoted source for the use of such quote as proxy soliciting material.


 IF YOU HAVE ANY QUESTIONS OR NEED HELP VOTING YOUR SHARES,
                        PLEASE CALL:

               [MACKENZIE PARNTERS, INC. LOGO]

                     105 Madison Avenue
                  New York, New York 10016
             email: proxy@mackenziepartners.com
                Call collect: (212) 929-5500
                OR TOLL FREE: (800) 322-2885
                 Facsimile: (212) 929-0308

                        [THE R.O.C. TAIWAN FUND LOGO]

               LAXEY IS USING MISLEADING AND FALSE STATEMENTS TO
                     ENTICE INVESTORS INTO VOTING WITH THEM

    Laxey's preliminary proxy materials are peppered with misleading and false statements. While there are too many untruths to address here individually, some particularly blatant MYTHS must be dispelled by the TRUTH.

    MYTH: According to Laxey, there is something improper about your Board not having submitted IIT's investment advisory contract for periodic shareholder approval since 1996.

    TRUTH: The Investment Company Act of 1940, the federal statute that governs the Trust, does NOT ordinarily require such a vote, and it is customary (and more cost-effective) for a fund like ours to allow its board -- including a separately required majority of independent directors or trustees -- to review and renew investment advisory contracts annually. In fact, acting in your interests (and with the approval of the SEC Staff in not seeking a shareholder vote), in 2000 your Board negotiated a THIRD reduction since the inception of the Trust in the fees the Trust pays IIT, with no diminution in the quality or extent of the services that IIT provides to the Trust.

    MYTH: The Trustees amended the Trust's By-laws to 'restrict shareholder proposals.'

    TRUTH: At its regular meeting in December 2002, the Board amended the Trust's By-laws to clearly set forth, with specific reference to the applicable SEC rule, the nature of shareholders' rights to submit proposals for consideration at the Trust's annual meetings. The By-laws previously did not deal with that subject, which is governed by clear provisions in the Trust's fundamental organizational document, its Declaration of Trust. The By-law amendment took NOTHING away (nor could it have) from the rights granted by the Declaration.

             Laxey's proposal to terminate the Trust's investment advisory contract, which Laxey first submitted to the Trust in January, did not comply with the SEC proxy rule governing the circumstances under which shareholder proposals must be submitted to a shareholder vote -- because Laxey had not, as that rule requires, held its shares for at least one year when the proposal was submitted. (Laxey still has not, as it first acquired shares of the Trust on June 18, 2002.) Laxey made the unprecedented argument to the SEC Staff, however, that a provision of the Investment Company Act requires the Trust to permit a mandatory vote to terminate IIT's investment advisory contract regardless of a lack of compliance with the SEC rule and contrary provisions in the Trust's Declaration of Trust. In a decision with which the Trust's legal counsel respectfully disagrees, the SEC Staff sided with Laxey. While the Trust could have, in the opinion of its counsel, successfully challenged the Staff's view in court, your Trustees decided that it would not be in your and the Trust's best interests to attempt to do so. Accordingly, the Trustees determined that they would permit Laxey to submit its termination proposal for a shareholder vote at the Annual Meeting.

    MYTH: The Trust's investment adviser (IIT) has induced your Trustees not to take the kind of actions Laxey wants.

    TRUTH: Laxey wants the Trust to dissipate its assets for Laxey's benefit. Any decision to do the kind of thing Laxey wants lies EXCLUSIVELY with your Trustees, a majority of whom are, and have always been, independent of IIT. Your Board believes Laxey's assertion that it wants to remove IIT's allegedly pernicious influence on the Trust is completely disingenuous, and that, instead, Laxey's termination proposal is intended solely to make it difficult for your Trustees to arrange for the Trust's investment management without having to petition Laxey for approval. If Laxey really cares about how the Trust is being run or believes that IIT has too much say over the Trust's policies and operations, Laxey could have offered a competing slate of three candidates to stand for election as Trustees and had plenty of time to do so even after submitting its termination proposal in January.

    MYTH: Your Board doesn't care about its duties to you or the gap at which the Trust's shares have tended to trade in relation to their NAV.

    TRUTH: At every one of its quarterly meetings the Board assesses in detail IIT's performance as the Trust's investment manager and the relationship of the market price of the Trust's shares to their NAV. The Board has examined the probable effect of so-called 'guaranteed distribution policies' or adopting an 'interval fund' structure of the type cited by Laxey in its preliminary proxy materials, and the Trustees have commissioned a special study of the effect of such measures when used by other funds. Based upon substantial consultations, your Board believes that a large majority of you, the

             Trust's shareholders, want the Trust to continue to be available as a means of investing in Taiwan and China, and do NOT want the Trust to deplete its assets in order to give Laxey (which doesn't care at all about investing in Taiwan or China) or anyone else a quick buck. However, your Board is committed to continuing to explore the feasibility of instituting policies that may more effectively close the market price/NAV gap without crippling the Trust's continued ability to operate.

    MYTH: A vote in favor of the proposal, required by the Trust's Declaration of Trust and By-laws, to convert the Trust into an open-end fund would merely 'send a message' to your Trustees indicating a desire that they adopt 'a mechanism to provide true Shareholder value and liquidity.'

    TRUTH: Shareholder approval of the open-ending proposal would REQUIRE the conversion of the Trust into an open-end fund and, as is explained thoroughly in the Trust's proxy statement, would throw into serious doubt the Trust's viability as an ongoing enterprise. Laxey, again, is trying to get you to vote for what it wants by misleading you concerning the actual consequences of doing so. Laxey does, however, acknowledge one truth -- this will be the eighth opportunity since 1995 that the Trust's shareholders have had to vote on the same open-ending proposal. Of course, Laxey neglects to add that this proposal has been resoundingly defeated each time.

    MYTH:    Your Board didn't try to initiate discussions with Laxey.

    TRUTH: To give you further details behind what is briefly mentioned in the accompanying letter, the Board first learned that Laxey had acquired shares of the Trust in September 2002, when Laxey made its 'passive' SEC filing. In October, the Trust contacted Laxey to arrange a meeting. On November 19, 2002, Alex Hammond-Chambers, one of the Trust's independent Trustees, and Michael Ding, a Trustee and the President of both the Trust and IIT, met with two representatives of Laxey at Laxey's offices in London. COLIN KINGSNORTH, WHO WAS SUPPOSED TO BE THERE, STOOD YOUR TRUSTEES UP. During the meeting, Messrs. Ding and Hammond-Chambers explained the Trust's investment strategy, including the Trustees' and IIT's recent decision to focus the Trust's investments to a greater extent on Taiwanese companies doing business in China. They also asked Laxey's representatives for any suggestions. Those representatives responded that they knew about Laxey's 'bad guy' reputation but that it wasn't necessarily always so, and they acknowledged that Messrs. Ding and Hammond-Chambers had made a good case for the Trust to stay its current course. They indicated that Laxey would get back to the Trust soon, but, despite another attempt by Mr. Hammond-Chambers to initiate a dialogue, the Trust heard nothing before receiving Laxey's investment contract termination proposal (together with Laxey's changed SEC filing) at the beginning of January. Might it be that Messrs. Kingsnorth and Pegge are just as happy to mislead their own employees as everybody else?


                      SOMETHING ELSE LAXEY WON'T TELL YOU

    From the middle of 2001 through March 2002 Laxey mounted an assault on The Mexico Fund, another closed-end country fund traded on the New York Stock Exchange. Laxey ultimately succeeded in forcing that fund to make a tender offer priced at 98% of the fund's NAV, which had the effect of dissipating over $450 million of the fund's assets and left continuing shareholders with an interest in an ongoing fund whose most recently reported quarterly expense ratio has risen by almost 60% from the preceding year. (See The Mexico Fund's most recent quarterly report for the period ended January 31, 2003 in comparison to the corresponding report for the previous year.)

    But here's the kicker: in the course of reaching a settlement with The Mexico Fund, Laxey induced the fund to reimburse its proxy fight expenses in the amount of approximately $600,000. Moreover, because Laxey was an 'affiliated person' of The Mexico Fund (as Laxey also is of the Trust) under the Investment Company Act, the SEC subsequently announced that Laxey had violated an SEC rule by having sought and received this reimbursement without obtaining SEC approval in advance.

    While your Trustees won't let Laxey do that to the Trust and also will not pay Laxey any 'get-lost money,' this example -- together with Laxey's statement in its preliminary proxy materials that it 'may decide [to seek reimbursement of the costs of its solicitation from the Trust] in the future' -- makes it clear what Laxey thinks about spending YOUR money!

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
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White Proxy Card

                                                     THE R.O.C. TAIWAN FUND

                                   This Proxy is Solicited on Behalf of the Board of Trustees

                                                 Annual Meeting of Shareholders
                                                         June 24, 2003

     The undersigned hereby appoints Michael Ding and Peggy Chen, or each or either of them, as Proxies of the undersigned, with full power of substitution to each of them, to vote all shares of the R.O.C. Taiwan Fund (the "Trust") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Trust (the "Meeting") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 24th Floor, 1285 Avenue of the Americas, New York, New York on
     Tuesday, June 24, 2003 at 9:30 a.m., New York City time, and at any adjournment thereof, in the manner indicated on the reverse side and, in their discretion, on any other business that may properly come before the Meeting or any such adjournment.

     --------------------------------------------------------------------------------------------------------------------------
     PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
     --------------------------------------------------------------------------------------------------------------------------

     --------------------------------------------------------------------------------------------------------------------------
     Please sign exactly as your name(s) appear(s) on the books of the Trust. Joint owners should each sign personally.
     Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
     --------------------------------------------------------------------------------------------------------------------------

     HAS YOUR ADDRESS CHANGED?                                    DO YOU HAVE ANY COMMENTS?

     --------------------------------------------------------     -------------------------------------------------------------

     --------------------------------------------------------     -------------------------------------------------------------

     --------------------------------------------------------     -------------------------------------------------------------

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

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
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White Proxy Card

Items 1 and 2 are proposed by the Trust (in the case of Item 2 pursuant to requirements contained in the Trust's Declaration of
Trust and By-laws) and Item 3 is proposed by Laxey Partners Limited.

     The Trustees unanimously recommend a vote FOR Item 1               The Trustees unanimously recommend a vote AGAINST
                                                                                          Items 2 and 3
1.   The election of three Trustees, Messrs. Collins,
     Hammond-Chambers and Tung, to serve for a term expiring                                           FOR   AGAINST  ABSTAIN
     on the date of the 2006 Annual Meeting of Shareholders or    2.   Conversion of the Trust from a  [ ]      [ ]      [ ]
     the special meeting in lieu thereof.                              closed-end investment company
                                                                       into an open-end investment
     Nominees: (01) Edward B. Collins, (02) Alex Hammond-              company and certain related
     Chambers and (03) Cheng-Cheng Tung.                               matters.

        FOR ALL NOMINEES [ ]    [ ] WITHHELD FROM ALL NOMINEES    3.   Termination of the Trust's      FOR   AGAINST  ABSTAIN
                                                                       investment advisory contract    [ ]     [ ]      [ ]
                                                                       with International Investment
                                                                       Trust Company Limited within
                                                                       60 days after the Meeting.
        [ ]___________________________________________________
                                                                  Properly executed proxies will be voted in the manner
        For all nominees EXCEPT the nominee(s) written above      directed herein by the undersigned. If no such directions are given, such proxies will be voted FOR all nominees referred to in Item 1 and AGAINST the propositions referred to in
                                                                  Items 2 and 3.

                                                                    Please sign and return promptly in the enclosed envelope.
                                                                         No postage is required if mailed in the States.

                                                                  Please be sure to sign and date this Proxy.


                                                                  Signature:
                                                                             --------------------------------------------------


                                                                  Signature:
                                                                             --------------------------------------------------

                                                                  Title:
                                                                         ------------------------------------------------------

                                                                  Date:
                                                                        -------------------------------------------------------

Joint tenants should each sign. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, partner or corporate officer, please give FULL title as such.

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